                                                                 EXHIBIT 10.11

                             [UROCOR, INC. LETTERHEAD]

January 29, 1998

Mr. Karl Nigg
21630 Inglenook Lane
Barrington, IL  60010

Dear Karl:

As follow-up to our conversation earlier this week, UroCor is pleased to extend you an offer to join the company as Vice-President, UroTherapeutics Business Development. This position will report directly to me while interacting closely with Socrates Choumbakos in Corporate Development. Our initial focus will be on further developing the business plan for the UroTherapeutics Group and aggressively sourcing additional therapeutics deals from a licensing, co-promote or acquisition perspective.

Initial base salary will be $150,000.00 paid on a bi-weekly basis. At the conclusion of 12 months, you will be eligible for a performance and compensation review. A bonus opportunity of 25% of base salary will be available based on corporate performance to revenue and operating income objectives as well as, performance to specific individual objectives. This bonus is paid based on full year performance and has typically been paid 60 to 90 days will be eligible for
60,000 shares.   These shares will vest equally over a 4 year period in 12 month increments (i.e. 25% per year). The price for these options will be based on the closing price of UroCor's stock on the day that UroCor's Compensation Committee approves these options (expected to be in the next 2 - 3 weeks). The exercise period will be 10 years.

From a re-location perspective, as we discussed, UroCor will make available $1,000 per month for up to 9 months for temporary living expenses. Additionally, we will reimburse physical moving expenses and pay for up to 5 trips between Chicago and Oklahoma City (or vice versa). Additionally, UroCor offers a 401K program with a company match of 25% after 1 year of service.

Further, the company has an incentive stock purchase plan which allows employees to purchase stock at 15% below market price. The company also has a standard medical, dental and life insurance program. The details of this plan were provided to you last week. We also allow 2 weeks vacation 1-5 years employment and 3 weeks vacation after 6 years.

As with all employees, your employment is "at will", and as such, this offer does not represent a contract. Your first 90 days of employment are considered an introductory period. Last, every employee is required to sign a Confidentiality and Non-Compete Agreement with UroCor at the time of employment.

Karl, I am very excited about the prospect of your joining UroCor and believe you will make a significant impact in the development and build out of our UroTherapeutics Group. Please let me know at your earliest convenience what additional areas we should discuss and a potential start date in February.

If you have questions, please do not hesitate to contact me at (405)290-4101.


Sincerely,

/s/ William A. Hagstrom

William A. Hagstrom
President & CEO


WAH:jr

                                    -1-